Exhibit 5.1
August 7, 2008
VIA ELECTRONIC DELIVERY
Columbia Bancorp
401 East Third Street, Suite 200
The Dalles, Oregon 97058
Re: Columbia Bancorp 1999 Stock Incentive Plan
Dear Ladies and Gentlemen:
We have acted as counsel to Columbia Bancorp, an Oregon corporation (the “Company”), in connection with its registration statement on Form S-8 dated contemporaneously herewith (the “Registration Statement”) of its Columbia Bancorp 1999 Stock Incentive Plan, as amended (the “Plan”) and the shares of common stock, no par value, issuable pursuant thereto. Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.
We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.
Based on the foregoing, we are of the opinion that the securities issued pursuant to the Plan have been, and with respect to common stock options issued and exercised in accordance with the Plan, will, upon such exercise, have been duly authorized, and when issued and delivered by the Company and paid for as contemplated by the Registration Statement and the Plan, such securities will be legally and validly issued, fully paid and nonassessable.

Board of Directors
August 7, 2008

This opinion is limited to the laws of the State of Oregon and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.
This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.
We consent to being named in the Registration Statement as counsel who are passing upon the validity of the options to be issued pursuant to the Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.
Very truly yours,
/s/ Davis Wright Tremaine
Davis Wright Tremaine LLP